Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM PROVIDES OPERATIONS UPDATE

Bakken Drilling Accelerating

New Shallow Oil Discoveries Confirmed in Kansas and Nebraska

New Calliope Gas Recovery System Activity

DENVER, COLORADO, September 22, 2011 —— Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in the North Dakota Bakken, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today provided an operations update.

Marlis E. Smith, Jr., Chief Executive Officer, stated, “We are continuing to add high value oil production from new drilling, at a time when oil commands a nearly four to one energy equivalent price advantage over natural gas.  The fourth quarter looks to set a new drilling record, with 19 gross [8.2 net] wells scheduled.  This press release updates our drilling results and highlights significant new oil drilling activity in the North Dakota Bakken, our Kansas and Nebraska shallow drilling plays and recent Calliope successes.”

Two Bakken Wells Recently Drilled and Awaiting Completion;

Five Additional Wells Scheduled for the Fourth Quarter

In North Dakota’s Bakken oil resource play, the Company recently participated with Marathon Oil Company in drilling two significant Bakken wells in Dunn County.  The horizontal wells, located on a 2,560 acre spacing unit, have been drilled and cased to total depths of 19,881’ and 18,718’ and are currently awaiting fracture stimulation.  Credo owns an approximate 15% working interest in both wells.  The wells are located on the Fort Berthold Reservation about four miles southeast of the Company’s previously announced Enerplus Ethan Hall, an outstanding Bakken well that has produced approximately 150,000 barrels of oil in eight months.

“The Company expects to spud five additional Bakken/Three Forks wells before year end,” said Marlis E. Smith, Jr., Chief Executive Officer.  “We have completed eight Bakken wells, all of which are high rate producers.  To put this in a long term perspective, Credo owns interests in about 50 drillable spacing units.  With the potential for four, or more, wells per spacing unit—two Bakken and two Three Forks—the Company believes that it has at least 200 future drilling locations in the play.”

Credo has participated in drilling with Bakken operators including XTO, Brigham, Williams, Marathon, PetroHunt and QEP Resources.  Working interests have ranged from very small to

18.75%. All but one of the Company’s Bakken wells are located in the core of the play on the Fort Berthold Reservation, south and west of the Parshall Field where the Company has assembled approximately 8,000 gross (6,000 net) acres.  Drilling activity on the Reservation has increased substantially in recent months, following weather related delays experienced earlier in the year.

Four New Oil Discoveries Added in Kansas and Nebraska

The Company has recently set production casing on three indicated oil discovery wells in Kansas.  For proprietary business reasons, the names and locations are not being disclosed.  The wells are currently awaiting completion.  Productive zones include the Lansing Kansas City, Marmaton, Cherokee, and Johnson formations.  The Company believes two of the three discoveries have offset drilling potential. The Company is the operator of two of the wells and owns significant working interests, up to 79%, in each of the wells.

Also in Kansas, the Company is continuing to develop a new field discovery by adding a third well to the field.  The 4,100 foot well produced at an initial rate of 118 BOPD (barrels of oil per day).  The field is currently producing approximately 250 BOPD.  The Company owns a 46.5% working interest in the field, which holds significant potential as a future waterflood candidate.

In southwestern Nebraska, the Company has recently completed its fourth oil discovery.  The new 4,500 foot well tested 50 BOPD from the Lansing Kansas City.  The Company owns a 70% working interest and is the operator.  The Company plans to offset the new discovery later this year.

In Kansas and Nebraska, Credo owns interests in approximately 145,000 gross (82,000 net) acres, and is continuing to expand its acreage position.  The Company’s Kansas and Nebraska drilling activities provide a moderate cost, high return base to the Company’s drilling program through the use of detailed subsurface geology and 3-D seismic to identify shallow oil prospects. The Company expects to continue an active drilling program in Kansas and Nebraska, consisting of two to three wells per month for the next few years.

Calliope Gas Recovery System®

A Calliope Gas Recovery System® has recently been installed on the Ezell #1 located in Woodward County, Oklahoma.  The Ezell has produced 12 billion cubic feet of gas from the Chester at a depth of 8,000 feet, and was producing marginally at the time Calliope was installed.  Calliope is currently removing liquids from the well, and is expected to establish gas production of up to 200 Mcf (thousand cubic feet) per day.  The Company projects that Calliope will extend the well’s life for many years, and add about 500 MMcf (million cubic feet) of gas reserves that are unrecoverable with other liquid removal technologies.

Another Calliope installation is planned this year for a recently acquired well in Canadian County, Oklahoma.  The well has produced 21 billion cubic of gas equivalent from the Morrow at 10,800 feet.

Discussions are currently underway with domestic and international companies regarding potential Calliope ventures.

Management Comment

Smith further stated, “We have drilled about 100 wells in our Kansas and Nebraska drilling program, and expect to drill 30 to 40 wells per year for at least the next two years.  In contrast, our Bakken drilling play is just getting started.  In addition to the Bakken, we are beginning to see the emergence of the highly prospective Three Forks as a target on our acreage.  The potential this world-class oil play brings to Credo cannot be overstated, due especially to our prime location in the heart of the play, where the Company is drilling with some of the country’s largest, most sophisticated oil companies.”

About Credo Petroleum

Credo Petroleum Corporation is an independent oil and gas exploration, development and production company based in Denver, Colorado.  The Company has significant operations in the Williston Basin of North Dakota, Kansas, Nebraska, the Anadarko Basin of the Texas Panhandle and northwest Oklahoma, and in southern Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover additional reserves from largely depleted gas reservoirs.  For more information, please visit our website at www.credopetroleum.com or contact us at 303-297-2200.

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Contact:	Marlis E. Smith, Jr.
Chief Executive Officer
or
Alford B. Neely
Chief Financial Officer
303-297-2200
Website:	www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.